EXHIBIT 99.1

One Jake Brown Road
Old Bridge, NJ 08857
Tel: 732-679-4000
Fax: 732-679-4353
www.blondertongue.com
FOR IMMEDIATE RELEASE:

Blonder Tongue Obtains $8,500,000 Credit Facility From Sterling National Bank

OLD BRIDGE, NJ / January 3, 2017 / Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) (the "Company") announced that on December 28, 2016 it consummated an $8,500,000 financing transaction with Sterling National Bank, maturing in December 2019.  The new credit facility consists of a $5,000,000 asset-based revolving line of credit and a $3,500,000 amortizing term loan.  A portion of the proceeds of the new credit facility has been used to repay all amounts outstanding under the Company's existing credit facility, which has been terminated.  That credit facility was scheduled to expire December 31, 2016.

The Sterling revolving loan and term loan facilities are variable interest rate loans, based upon the 30-day LIBOR rate (currently 0.76%), plus a margin of 4.00% with respect to the revolving loan and 4.50% with respect to the term loan.  This pricing represents a 3.99% reduction in our cost of funds per annum, with respect to the revolving loan and a 3.49% reduction in our cost of funds per annum, with respect to the term loan.

The term loan will amortize at the rate of $19,444 per month, maturing (together with the revolving loan facility) on December 28, 2019.  All outstanding indebtedness under the new credit facility is secured by all of the assets of the Company and its subsidiaries, and is guaranteed by Blonder Tongue Far East, LLC, a wholly-owned subsidiary of the Company.

Eric S. Skolnik, Chief Financial Officer commented: "We are very pleased with the terms that Sterling has made available to us under the new facility.  They understand our business and are providing us with increased availability and more flexible funding options compared to our prior lender.  As a result, we expect the Sterling facility to improve our liquidity and provide us with greater working capital to fund current and future operations."

Michael Haddad, President of Sterling's Asset Based Lending Division, commented: "Sterling National Bank is happy to be partnering with Blonder Tongue as they continue to grow and thrive.  We look forward to working with the top notch management team for many years to come"

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses.  The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high-speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com and www.rldrake.com.

About Sterling National Bank
Sterling Bancorp, of which the principal subsidiary is Sterling National Bank, specializes in the delivery of service and solutions to business owners, their families, and consumers within the communities we serve through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. The Asset Based Lending Division of Sterling provides creative asset-based financing solutions that help business across the country thrive and grow with our vast range of solutions and in-depth understanding of some of the most challenging industries.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2015 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words "believe", "expect", "anticipate", "project", "target", "intend", "plan", "seek", "estimate", "endeavor", "should", "could", "may" and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof.  Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.
Contacts
Eric Skolnik Chief Financial Officer eskolnik@blondertongue.com (732) 679-4000	Robert J. Pallé Chief Executive Officer bpalle@blondertongue.com (732) 679-4000